Exhibit 10.3.2

BRAZE, INC.
PSU AWARD GRANT NOTICE
(2021 EQUITY INCENTIVE PLAN)

Braze, Inc. (the “Company”) has awarded to you (the “Participant”) the target number of performance-based restricted stock units specified and on the terms set forth below (the “PSU Award”). Your PSU Award is subject to all of the terms and conditions as set forth herein and in the Company’s 2021 Equity Incentive Plan (the “Plan”) and the PSU Award Agreement, including Annex 1 and any additional terms and conditions for your country set forth in the appendix thereto (the “Appendix” and, together with the PSU Award Agreement, the “Agreement”), all of which are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement, as applicable.

The date of grant, vesting commencement date, target number of PSUs, and vesting schedule shall all be set forth in the Platform (as hereinafter defined). Notwithstanding the foregoing, except as set forth in the Platform, vesting shall terminate upon your termination of Continuous Service. One share of Class A Common Stock will be issued for each PSU which vests at the time set forth in Section 6 of the Agreement.

Participant:	[•]
Grant Date:	[•]
Target Number of PSUs:	[•]
Performance Period:	[•]
Vesting Schedule:
The PSUs are subject to performance-based vesting conditions during the Performance Period. The number of PSUs that become eligible to vest (“Earned PSUs”) will be determined and certified by the Plan Administrator based on the achievement of applicable performance criteria as set forth on Annex 1 to the Agreement (the “Performance Criteria”), subject to your Continuous Service through the end of the Performance Period. [•] of the Earned PSUs will vest upon the Plan Administrator’s certification of the achievement of the Performance Criteria. The remaining [•] of the Earned PSUs will then vest in equal quarterly installments over the following [•] years, with the first such vesting date occurring on [•] (each such date, a “Vesting Date”), in each case, subject to your Continuous Service through the applicable Vesting Date.

You understand and agree that:

•The PSU Award is governed by this PSU Award Grant Notice (the “Grant Notice”), and the provisions of the Plan and the Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Agreement (together, the “PSU Award Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.

•You consent to receive this Grant Notice, the Agreement, the Plan, the Prospectus and any other Plan-related documents by electronic delivery and to participate in the Plan through E*Trade, an on-line or electronic system established and maintained by the Company or another third party designated by the Company (the “Platform”). By accepting the PSU Award on the Platform you shall be deemed to have executed the PSU Award Agreement as of the date of such acceptance. If you do not reject the PSU Award on the Platform within 30 days from the date of this Grant Notice, you will be deemed to have accepted the PSU Award and executed the PSU Award Agreement as of the date of this Grant Notice.

•You have read and are familiar with the provisions of the Plan, the PSU Award Agreement and the Prospectus. In the event of any conflict between the provisions in the PSU Award Agreement, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.

•The PSU Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Class A Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this PSU Award (each, a ”Written Arrangement”).

BRAZE, INC.
2021 EQUITY INCENTIVE PLAN

PSU AWARD AGREEMENT

As reflected by your PSU Award Grant Notice (“Grant Notice”), Braze, Inc. (the “Company”) has granted you a PSU Award under its 2021 Equity Incentive Plan (the “Plan”) for the target number of performance-based restricted stock units as indicated in your Grant Notice (the “PSU Award”). The terms of your PSU Award as specified in this PSU Award Agreement for your PSU Award, including any additional terms and conditions for your country set forth in the appendix hereto (the “Appendix” and, together with the PSU Award Agreement, the “Agreement”) and the Grant Notice constitute your “PSU Award Agreement”. Defined terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.

The general terms applicable to your PSU Award are as follows:

1.Governing Plan Document. Your PSU Award is subject to all the provisions of the Plan, including the right of recoupment of the PSU Award pursuant to Section 9(i) of the Plan. Your PSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. Your PSU Award (and any compensation paid or shares issued under your PSU Award) is subject to recoupment in accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. In the event of any conflict between the PSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control.

2.Grant of the PSU Award. This PSU Award represents your right to be issued on a future date the number of shares of the Company’s Class A Common Stock that is equal to the target number of performance-based restricted stock units indicated in the Grant Notice subject to satisfaction of the vesting conditions set forth therein (the “Performance Stock Units”). Any additional Performance Stock Units that become subject to the PSU Award pursuant to Capitalization Adjustments as set forth in the Plan and the provisions of Section 3 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Performance Stock Units covered by your PSU Award.

3.Dividends. You shall receive no benefit or adjustment to your PSU Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment as provided in the Plan; provided, however, that this sentence shall not apply with respect to any shares of Class A Common Stock that are delivered to you in connection with your PSU Award after such shares have been delivered to you.

4.Vesting; Forfeiture. Any Performance Stock Units that become Earned PSUs will vest according to the vesting schedule in the Grant Notice and Annex 1 hereto except that any fraction of an Earned PSU that would otherwise be vested will be accumulated and will vest only when a whole Earned PSU has accumulated. In the event of your termination of Continuous Service for any reason, all unvested Performance Stock Units will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Plan Administrator or provided in any Written Arrangement.

5.Responsibility for Taxes.

a.Regardless of any action taken by the Company or, if different, the Affiliate to which you provide Continuous Service (the “Service Recipient”) with respect to any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax‑related items associated with the grant or vesting of the PSU Award or sale of the underlying Class A Common Stock or other tax-related items related to your participation in the Plan and legally applicable or deemed applicable to you (the “Tax Liability”), you hereby acknowledge and agree that the Tax Liability is your ultimate responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. You further acknowledge that the Company and the Service Recipient (i) make no representations or undertakings regarding any Tax Liability in connection with any aspect of this PSU Award, including, but not limited to, the grant or vesting of the PSU Award, the issuance of Class A Common Stock pursuant to such vesting, the subsequent sale of shares of Class A Common Stock, and the payment of any dividends on the shares; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSU Award to reduce or eliminate your Tax Liability or achieve a particular tax result. Further, if you are subject to Tax Liability in more than one jurisdiction, you acknowledge that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax Liability in more than one jurisdiction.

b.Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax Liability. As further provided in Section 8 of the Plan, you hereby authorize the Company and any applicable Service Recipient to satisfy any applicable withholding obligations with regard to the Tax Liability by one or a combination of the following methods, as chosen by the Company in its sole discretion: (i) causing you to pay any portion of the Tax Liability in cash or cash equivalent in a form acceptable to the Company and/or the Service Recipient; (ii) withholding from any compensation otherwise payable to you by the Company or the Service Recipient; (iii) withholding shares of Class A Common Stock from the shares of Class A Common Stock issued or otherwise issuable to you in connection with the Award; provided, however, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or the Company’s Compensation Committee; (iv) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), pursuant to this authorization and without further consent, whereby you irrevocably elect to sell a portion of the shares of Class A Common Stock to be delivered in connection with your Performance Stock Units to satisfy the Tax Liability and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax Liability directly to the Company or the Service Recipient; and/or (v) any other method determined by the Company to be in compliance with Applicable Law. Furthermore, you agree to pay or reimburse the Company or the Service Recipient any amount the Company or the Service Recipient may be required to withhold, collect or pay as a result of your participation in the Plan or that cannot be satisfied by the means previously described. In the event it is determined that the amount of the Tax Liability was greater than the amount withheld by the Company and/or the Service Recipient (as applicable), you agree to indemnify and hold the Company and/or the Service Recipient (as applicable) harmless from any failure by the Company or the applicable Service Recipient to withhold the proper amount.

c.The Company and/or the Service Recipient may withhold or account for your Tax Liability by considering statutory withholding amounts or other withholding rates applicable in your jurisdiction(s), including (i) maximum applicable rates in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash from the Company or the Service Recipient (with no entitlement to the Class A Common Stock equivalent), or if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay any Tax Liability directly to the applicable tax authority or to the Company and/or the Service Recipient. If the Tax Liability withholding obligation is satisfied by withholding shares of Class A Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Class A Common Stock subject to the vested portion of the PSU Award, notwithstanding that a number of the shares of Class A Common Stock is held back solely for the purpose of paying such Tax Liability.

d.You acknowledge that you may not participate in the Plan and the Company shall have no obligation to issue or deliver shares of Class A Common Stock until you have fully satisfied any applicable Tax Liability, as determined by the Company. Unless any withholding obligation for the Tax Liability is satisfied, the Company shall have no obligation to issue or deliver to you any Class A Common Stock in respect of the PSU Award.

6.Date of Issuance.

a.If you are subject to taxation in the United States, the issuance of shares in respect of the Earned PSUs is intended to comply with U.S. Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the Tax Liability withholding obligation, if any, in the event one or more Earned PSUs vests, the Company shall issue to you one (1) share of Class A Common Stock for each vested Earned PSU on the applicable Vesting Date. Each issuance date determined by this paragraph is referred to as an “Original Issuance Date.”

b.If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:

i. the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Class A Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement”)), and

ii. either (1) a Tax Liability withholding obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Tax Liability withholding obligation by withholding shares of Class A Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Tax Liability in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Class A Common Stock in the open public market, but, if you are subject to taxation in the United States, in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with U.S. Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Class A Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of U.S. Treasury Regulations Section 1.409A-1(d).

In addition and notwithstanding the foregoing, no shares of Class A Common Stock issuable to you under this Section 6 as a result of the vesting of one or more Performance Stock Units will be delivered to you until after you have complied with any notification and waiting period requirements under the Hart-Scott-Rodino (“HSR”) Act in connection with the issuance of such shares (any such filings and/or waiting period required pursuant to HSR, the “HSR Requirements”). If the HSR Requirements apply to the issuance of any shares of Class A Common Stock issuable to you under this Section 6 upon vesting of one or more Performance Stock Units, such shares of Class A Common Stock will not be issued at such time set forth above and will instead be issued on the first business day on or following the date when all such HSR Requirements are satisfied and when you are permitted to sell shares of Class A Common Stock on an established stock exchange or stock market, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities. Notwithstanding the foregoing, the issuance date for any shares of Class A Common Stock delayed under this Section 6 shall in no event be later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), unless a later issuance date is permitted without incurring adverse tax consequences under Section 409A of the Code or other applicable law.

7.Nature of Grant. In accepting the PSU Award, you acknowledge, understand and agree that:

a.the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

b.the grant of the PSU Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Stock Units, or benefits in lieu of Performance Stock Units, even if Performance Stock Units have been granted in the past;

c.all decisions with respect to future PSU Awards or other grants, if any, will be at the sole discretion of the Company;

d.the PSU Award and your participation in the Plan shall not create a right to employment or other service relationship with the Company;

e.the PSU Award and your participation in the Plan shall not be interpreted as forming or amending an employment or service contract with the Company or the Service Recipient, and shall not interfere with the ability of the Company or the Service Recipient, as applicable, to terminate your Continuous Service (if any);

f.you are voluntarily participating in the Plan;

g.the PSU Award and the shares of Class A Common Stock subject to the PSU Award, and the income from and value of same, are not intended to replace any pension rights or compensation;

h.the PSU Award and the shares of Class A Common Stock subject to the PSU Award, and the income from and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

i.unless otherwise agreed with the Company in writing, the PSU Award and the shares of Class A Common Stock subject to the PSU Award, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of an Affiliate;

j.the future value of the underlying shares of Class A Common Stock is unknown, indeterminable and cannot be predicted with certainty;

k.no claim or entitlement to compensation or damages shall arise from forfeiture of the PSU Award resulting from the termination of your Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing service or the terms of your employment or other service agreement, if any), and in consideration of the grant of this PSU Award to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or any Affiliate, waive your ability, if any, to bring any such claim, and release the Company and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim, provided that nothing herein or in any other agreement between you and the Company or any Affiliate shall prohibit or restrict you from initiating communications directly with, responding to any inquiry from, participating in any investigation or proceeding with, filing a claim or charge with, or providing testimony before, the Equal Employment Opportunity Commission, the Department of Justice, the U.S. Securities and Exchange Commission (“SEC”), or any other federal, state or local regulatory authority or law enforcement agency or self-regulatory organization, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation;

l.for purposes of the PSU Award, your Continuous Service will be considered terminated as of the date you are no longer actively providing services to the Company or any Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing service or the terms of your employment or other service agreement, if any), and such date will not be extended by any notice period (e.g., your period of Continuous Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are providing service or the terms of your employment or other service agreement, if any); the Compensation Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your PSU Award (including whether you may still be considered to be providing services while on a leave of absence; provided that, a leave of absence will be treated as Continuous Service for purposes of vesting in this PSU

Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to you, or as otherwise required by Applicable Law and, subject to Applicable Law, a leave of absence will be treated as Continuous Service for no longer than six months); and

m.neither the Company nor the Service Recipient shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Performance Stock Units or of any amounts due to you pursuant to the settlement of the PSU Award or the subsequent sale of any shares of Class A Common Stock acquired upon settlement.

8.Transferability. Except as otherwise provided in the Plan, your PSU Award is not transferable, except by will or by the applicable laws of descent and distribution.
9.Corporate Transaction. Your PSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

10.No Liability for Taxes. As a condition to accepting the PSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to any Tax Liability arising from the PSU Award and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the PSU Award and have either done so or knowingly and voluntarily declined to do so.

11.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Class A Common Stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

12.Governing Law and Venue. The PSU Award and the provisions of this Agreement are governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflict of law principles that would result in any application of any law other than the law of the State of Delaware. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the State of Delaware, and no other courts, where this grant is made and/or to be performed.

13.Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

14.Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the shares of Class A Common Stock, the Company shall not be required to deliver any shares issuable upon settlement of the Performance Stock Units prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the SEC or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Company shall have unilateral authority to amend the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Class A Common Stock.

15.Language. You acknowledge that you are proficient in the English language, or have consulted with an advisor who is proficient in the English language, so as to enable you to understand the provisions of this Agreement and the Plan. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

16.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

17.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18.Appendix. Notwithstanding any provisions in this PSU Award Agreement, the PSU Award shall be subject to any additional terms and conditions set forth in any Appendix for your country. Moreover, if you relocate to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

19.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the PSU and on any shares of Class A Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

20.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.

21.Insider Trading/Market Abuse. You acknowledge that, depending on your or your broker’s country or where the Company shares are listed, you may be subject to insider trading restrictions and/or market abuse laws which may affect your ability to accept, acquire, sell or otherwise dispose of shares of Class A Common Stock, rights to shares (e.g., Performance Stock Units) or rights linked to the value of shares (e.g., phantom awards, futures) during such times you are considered to have “inside information” regarding the Company as defined in the laws or regulations in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Keep in mind third parties includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. You are responsible for complying with any restrictions and should speak to your personal advisor on this matter.

22.Exchange Control, Foreign Asset/Account and/or Tax Reporting. Depending upon the country to which laws you are subject, you may have certain foreign asset/account and/or tax reporting requirements that may affect your ability to acquire or hold shares of Class A Common Stock under the Plan or cash received from participating in the Plan (including from any dividends or sale proceeds arising from the sale of shares of Class A Common Stock) in a brokerage or bank account outside your country of residence. Your country may require that you report such accounts, assets or transactions to the applicable authorities in your country. You also may be required to repatriate cash received from participating in the Plan to your country within a certain period of time after receipt. You are responsible for knowledge of and compliance with any such regulations and should speak with your personal tax, legal and financial advisors regarding same.

23.Other Documents. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.

24.Questions. If you have questions regarding these or any other terms and conditions applicable to your PSU Award, including a summary of the applicable federal income tax consequences please see the Prospectus.

BRAZE, INC.
2021 EQUITY INCENTIVE PLAN

APPENDIX
TO PSU AWARD AGREEMENT

Terms and Conditions

This Appendix forms part of the Agreement and includes additional terms and conditions that govern the PSU Award granted to you under the Plan if you reside and/or work in one of the jurisdictions listed below. Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or in the PSU Award Agreement.

If you are a citizen or resident (or are considered as such for local law purposes) of a country other than the country in which you are currently residing and/or working, or if you relocate to another country after the grant of the PSU Award, the Company shall, in its discretion, determine to what extent the additional terms and conditions contained herein shall be applicable to you.

Notifications

This Appendix may also include information regarding exchange controls and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the Company’s understanding of the securities, exchange control, and other laws in effect in the respective countries. Such laws are often complex and change frequently. As a result, you should not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in the Performance Stock Units, acquire shares of Class A Common Stock, or sell shares of Class A Common Stock acquired under the Plan.

In addition, the information contained below is general in nature and may not apply to your particular situation. You should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

If you are a citizen or resident (or are considered as such for local law purposes) of a country other than the country in which you are currently residing and/or working, or if you relocate to another country after the grant of the PSU Award, the notifications herein may not apply to you in the same manner.

Terms Generally Applicable to Participants Resident Outside the United States

Date of Issuance. The following supplements Section 6 of the PSU Award Agreement:

Except as otherwise explicitly set forth in the country-specific provisions below, the PSU Award may be settled by the issuance of a cash payment equal in value to the number of shares of Class A Common Stock that would have been issued on the applicable Vesting Date, to the extent the Board has determined that the issuance of such a cash payment rather than shares of Class A Common Stock is necessary or advisable for legal or administrative purposes.

Transferability. Your PSU Award is not transferable, except to your personal representative on your death.

Data Privacy.

a.If you are located in a country other than the European Union, Switzerland or the United Kingdom, you explicitly and unambiguously acknowledge and consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company, its Affiliates and your employer hold certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, in particular in the US, and that the recipient country may have different data privacy laws providing less protections of your personal data than your country. You may request a list with the names and addresses of any potential recipients of the Data by contacting the stock plan administrator at the Company (the “Stock Plan Administrator”). You acknowledge that the recipients may receive, possess, process, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any shares of Class A Common Stock acquired upon the vesting of your PSU Award. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing.

b.For the purposes of operating the Plan in the European Union, Switzerland and the United Kingdom, the Company will collect and process information relating to you in accordance with the privacy notice from time to time in force.
Australia

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in that act).

Securities Law Information. Your PSU Award is being made under Division 1A, Part 7.12 of the Australian Corporations Act 2001 (Cth). If you acquire shares of Class A Common Stock under the Plan and offer the shares of Class A Common Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. You should consult with your own legal advisor before making any such offer in Australia.

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD 10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on your behalf.

Brazil

Nature of Grant. The following supplements Section 7 of the PSU Award Agreement:

In accepting the PSU Award, you acknowledge that (i) you are making an investment decision, and (ii) the value of the underlying shares of Class A Common Stock is not fixed and may increase or decrease over the vesting period without compensation to you.

Compliance with Law. In accepting the PSU Award, you acknowledge that you agree to comply with applicable Brazilian laws and report and pay any and all applicable taxes associated with the receipt and vesting of the PSU Award, the sale of shares of Class A Common Stock acquired under the Plan and the payment of any dividends or dividend equivalents (if applicable) in relation to such shares of Class A Common Stock.

Exchange Control Information. If you are resident or domiciled in Brazil, you will be required to submit a declaration of assets and rights (including shares of Class A Common Stock acquired under the Plan) held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights exceeds a certain threshold (currently, US$1,000,000).
Canada

Date of Issuance. The following supplements Section 6 of the PSU Award Agreement:

Subject to the satisfaction of the Tax Liability withholding obligation, if any, in the event one or more Performance Stock Units vests, the Company shall issue to you one (1) share of Class A Common Stock for each vested Performance Stock Units on the applicable Vesting Date, as described in this Section 6, and the discretion to settle vested Performance Stock Units by the issuance of shares of Class A Common Stock or cash (or any combination thereof) found in Section 5(a)(vi) of the Plan shall not apply in Canada.

Nature of Grant. The following supplements Section 7(l) of the PSU Award Agreement:

For purposes of the PSU Award, your Continuous Service will be considered terminated, and the right (if any) to vest in the PSU Award will terminate effective, as of the date that is the earliest of: (a) the date your employment or service relationship with the Company and/or the Service Recipient is terminated, and (b) the date you receive notice of termination of your employment or service relationship with the Company and/or the Service Recipient, regardless of any notice period or period of pay in lieu of such notice required under applicable employment law in the jurisdiction where you are employed or providing services or the terms of your employment agreement, if any. You will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which your Continuous Service is terminated (as determined under this provision) nor will you be entitled to any compensation for lost vesting.

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, your right to vest in the PSU Award, if any, will terminate effective as of the last day of your minimum statutory notice period and you will not earn or be entitled to pro-rated vesting if the Vesting Date falls after the end of the statutory notice period, nor will you be entitled to any compensation for lost vesting.

Securities Law Information. The sale or other disposal of the shares of Class A Common Stock acquired under the Plan may not take place within Canada. You will be permitted to sell shares of Class A Common Stock acquired under the Plan through the designated broker appointed under the Plan, provided the resale of shares of Class A Common Stock takes place outside Canada through the facilities of the exchange on which the shares of Class A Common Stock are then listed. The shares of Class A Common Stock are listed on the Nasdaq Stock Market.

Foreign Asset / Account Reporting Information. Specified foreign property, including shares of Class A Common Stock acquired under the Plan and certain PSU Awards granted under the Plan, must be reported on Form T1135 (Foreign Income Verification Statement) if the total cost of such foreign property exceeds CAD 100,000 at any time during the year.

If the CAD 100,000 cost threshold is exceeded by other specified foreign property held, your PSU Awards must be reported as well, generally at a nil cost. When Company shares of Class A Common Stock are acquired, their cost generally is the ACB of the shares of Class A Common Stock.

The Form T1135 must be filed by April 30 of the following year. You should consult with your personal tax advisor for further details regarding this requirement.

The following provisions apply only if you reside in Quebec:

Data Privacy. The following supplements Data Privacy provision of this Appendix:

You authorize the Company and/or the Service Recipient’s representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved with the administration of the Plan. You further authorize the Company, and/or the Service Recipient, and any stock plan service provider or any designated third party that may be selected by the Company, and/or the Service Recipient in the future to assist with the Plan to disclose and discuss the Plan with their advisors. You also authorize the Company and/or the Service Recipient to record such information and to keep such information in your employee file. If you are resident in Quebec, you acknowledge and agree that your personal information, including sensitive personal information, may be transferred or disclosed outside of the province of Quebec, including to the United States. You acknowledge and authorize the Company and other parties involved in the administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on you or the administration of the Plan.

Indonesia

Language Consent and Notification. By accepting your PSU Award, you (i) confirm having read and understood the documents relating to the PSU Award (i.e., the Grant Notice, the Plan and the Agreement) which were provided in the English language, (ii) accept the terms of those documents accordingly, and (iii) agree not to challenge the validity of these documents based on Law No. 24 of 2009 on National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).

Persetujuan dan Pemberitahuan Bahasa. Dengan menerima pemberian Unit Saham Terbatas ini, Peserta (i) memberikan konfirmasi bahwa dirinya telah membaca dan memahami dokumen- dokumen berkaitan dengan pemberian ini (yaitu, Pemberitahuan Pemberian, Perjanjian Penghargaan dan Program) yang disediakan dalam Bahasa Inggris, (ii) menerima persyaratan di dalam dokumen-dokumen tersebut, dan (iii) setuju untuk tidak mengajukan keberatan atas keberlakuan dari dokumen ini berdasarkan Undang-Undang No. 24 Tahun 2009 tentang Bendera, Bahasa dan Lambang Negara serta Lagu Kebangsaan ataupun Peraturan Presiden sebagai pelaksanaannya (ketika diterbitkan).

Exchange Control Information. Indonesian residents are obliged to provide the Indonesian Central Bank (Bank Indonesia) with information on foreign exchange activities. The reporting must be completed through Bank Indonesia’s website, no later than the 15th day of the month following the month in which the foreign exchange activity took place.

In addition, if you remit funds into or out of Indonesia (e.g., proceeds from the sale of shares of Class A Common Stock), the bank through which the transaction is made will submit a report on the transaction to Bank Indonesia for statistical reporting purposes. For transactions of US$10,000 or more, a description of the transaction must be included in the report and you may be required to provide information about the transaction (e.g., the relationship between you and the transferor of the funds, the source of the funds, etc.) to the bank in order for the bank to complete the report.

Israel

Securities Law Information. The grant of the PSU Award does not constitute a public offering under the Securities Law, 1968.

Japan

Foreign Asset / Account Reporting Information. If you hold assets outside of Japan (e.g., shares of Class A Common Stock acquired under the Plan) with a value exceeding JPY ¥50,000,000 (as of December 31 each year), you may be required to comply with annual tax reporting obligations with respect to such assets. If applicable, such a report will be due by March 15 each year. You should consult with your personal tax advisor to understand what requirements apply to you and to ensure that you are properly complying with applicable reporting requirements in Japan.

Exchange Control Information. If you acquire shares of Class A Common Stock valued at more than JPY ¥100,000,000 in a single transaction, you may be required to file a Report Concerning Acquisition or Transfer of Securities with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of the shares of Class A Common Stock. You should consult with your personal legal advisor to understand what requirements apply to you and to ensure that you are properly complying with applicable reporting requirements in Japan.

Mexico

Plan Document Acknowledgement. By accepting your PSU Award, you acknowledge that you have received a copy of the Plan and the Agreement, including this Appendix, which you have reviewed. You acknowledge further that you accept all the provisions of the Plan and the Agreement. You also acknowledge that you have read and specifically and expressly approve the terms and conditions set forth in Section 7 ("Nature of Grant") of the PSU Award Agreement, which clearly provides as follows:

a.Your participation in the Plan does not constitute an acquired right;

b.the Plan and your participation in the Plan are offered by the Company on a wholly discretionary basis;

c.your participation in the Plan is voluntary; and

d.the Company and any of its Affiliates are not responsible for any decrease in the value of the underlying shares of Class A Common Stock.

Acknowledgment. By accepting your PSU Award, you expressly recognize that Braze, Inc., with registered offices at 63 Madison Building, 28 East 28th Street, Floor 12, New York, NY 10016, United States of America, is solely responsible for the administration of the Plan and that your participation in the Plan and the acquisition of shares of Class A Common Stock do not constitute an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and your sole service recipient is the Service Recipient. Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and the Service Recipient and do not form part of the service conditions and/or benefits provided by the Service Recipient, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your service relationship with Service Recipient. Consequently, you expressly acknowledge that any income derived from your participation in the Plan shall not be considered part of your other compensation with the Service Recipient, which you recognize as your sole employer.

You further understand that your participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation in the Plan at any time without any liability to you.

Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to the Company and its Affiliates, branches, representation offices, shareholders, officers, employees, agents or legal representatives with respect to any claim that may arise.

Spanish Translation.

Reconocimiento del Documento del Plan. Al aceptar los Premios PSUs, Usted reconoce que ha recibido una copia del Plan y del Acuerdo, con inclusión de este Anexo, que usted ha revisado. Usted reconoce, además, que acepta todas las disposiciones del Plan y del Acuerdo, incluyendo este Apéndice. También Usted reconoce que ha leído y que concretamente aprueba de forma expresa los términos y condiciones establecidos en la sección 6. de este Acuerdo titulada “Naturaleza de la Concesión,” del Convenio de Premios PSUs, que claramente dispone lo siguiente:

a.Su participación en el Plan de ninguna manera constituye un derecho adquirido;

b.que el Plan y su participación en el mismo se ofrecen por la Compañía de forma completamente discrecional;

c.que su participación en el Plan es voluntaria;

d.que la Compañía y cualquier Afiliada no son responsables por ninguna disminución en el valor de las Acciones Ordinarias de Clase A.

Reconocimiento. Al aceptar los Premios de PSUs, usted expresamente reconoce que Braze Inc., con sus oficinas registradas y ubicadas en 63 Madison Building, 28 East Calle 28, Piso 12, New York, NY 10016, EE.UU. es la única responsable por la administración del Plan y que la su participación en el Plan y en su caso la adquisición de Acciones Ordinarias de Clase A no constituyen una relación de trabajo entre usted y la Compañía, ya que usted participa en el Plan en un marco totalmente comercial y su único destinatario del servicio es el Destinatario del Servicio. Derivado de lo anterior, usted expresamente reconoce que el Plan y los beneficios que pudieran derivar de la participación en el Plan no establecen derecho alguno entre usted y el Destinatario del Servicio y no forma parte de las condiciones de trabajo y/o las prestaciones otorgadas por el Destinatario del Servicio y que cualquier modificación al Plan o su terminación no constituye un cambio o desmejora de los términos y condiciones de su relación de trabajo con el Destinatario del Servicio. Por lo tanto, expresamente usted reconoce que cualquier ingreso derivado de su participación en el Plan no será considerado parte de su compensación con el Destinatario del Servicio, a quien reconoces como tu único patrón.

Asimismo, usted reconoce que su participación en el Plan es resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o terminar su participación en el Plan en cualquier momento y sin responsabilidad alguna frente a usted.

Finalmente, usted por este medio declara que no se reserva derecho o acción alguna en contra de la Compañía por cualquier compensación o daños y perjuicios en relación con las disposiciones del Plan o de los beneficios derivados del Plan y por lo tanto, el Participante otorga el más amplio finiquito que en derecho proceda a la Compañía, y sus Afiliadas, sucursales, oficinas de representación, accionistas, directores, autoridades, empleados, agentes, o representantes legales en relación con cualquier demanda que pudiera surgir.

Securities Law Information. The PSU Award and any shares of Class A Common Stock acquired under the Plan have not been and will not be registered with the Mexican National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, or CNBV), and may not be offered or sold publicly, or otherwise be subject of brokerage activities in Mexico, except pursuant to a private placement exemption set forth under Article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores). The Plan and the Agreement, including this Appendix, or any other materials relating to the PSU Award may not be publicly distributed in Mexico.

Netherlands

There are no country-specific provisions.

Republic of Korea

Foreign Asset / Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency).

Exchange Control Information. Korean residents who sell shares of Class A Common Stock acquired under the Plan may have to file a report with a Korean foreign exchange bank, provided the proceeds are in excess of USD 5,000 (per transaction) and deposited into a non-Korean bank account. A report may not be required if proceeds are deposited into a non-Korean brokerage account. It is your responsibility to ensure compliance with any applicable exchange control reporting obligations. You should consult with your personal legal advisor to understand what requirements apply to you and to ensure that you are properly complying with applicable reporting requirements in Korea.

Romania

Language Consent. In accepting the grant of Performance Stock Units, you acknowledge that you are proficient in reading and understanding English and fully understand the terms of the documents related to the grant (the PSU Award Agreement and the Plan), which were provided in the English language. You accept the terms of those documents accordingly.

Consimtamant cu privire la limba. Prin acceptarea acordarii de Unitati Restrictionate, confirmati ca aveti un nivel adecvat de cunoastere in ceea ce priveste cititirea si intelegerea limbii engleze si intelegeti pe deplin termenii documentelor referitoare la acordare (Acordul de atribuire PSU si Planul), care au fost furnizate in limba engleza. Acceptati termenii acestor documente in consecinta.

Exchange Control Information. If you deposit proceeds from the sale of shares of Class A Common Stock acquired under the Plan into a bank account in Romania, you may be required to provide the Romanian bank with appropriate documentation explaining the source of the funds.

Singapore

No deductions from salary. Notwithstanding any other provision of the Plan or the PSU Award Agreement, no deductions shall be made from your salary for the purposes of satisfying the consideration requirement relating to your PSU Award (if any) or any Tax Liability.

Acknowledgement. By executing the PSU Award Agreement, you expressly acknowledge that the grant of the PSU Award to you pursuant to the Plan and the PSU Award Agreement is made in reliance on exemptions under the Securities and Futures Act 2001 (“SFA”), for which compliance with the prospectus and registration requirements under the SFA are not required, and that the offering has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You further acknowledge that the equity interests acquired pursuant to the grant of the PSUs may not be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any persons in Singapore other than pursuant to, and in accordance with the conditions of, an exemption under Subdivision (4) of Division 1 of Part 13 of the SFA (other than Section 280 of the SFA).

Spain

Nature of Grant. The following supplements Section 7 of the PSU Award Agreement:

By accepting your PSU Award, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan.

You understand that the Company has unilaterally, gratuitously and in its sole discretion decided to grant PSU Awards to individuals providing service to the Company or an Affiliate. The decision is limited and entered into based upon the express assumption and condition that (i) any grant will not bind the Company, other than as expressly set forth in the PSU Award Agreement (i.e., it is not to be considered an acquired right or a more beneficial condition to be repeated in the future); (ii) the PSU Awards are granted on the assumption and condition that the PSU Awards and any shares of Class A Common Stock that may be acquired upon settlement of the PSU Awards are not part of any employment contract and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation), or any other right whatsoever; and (iii) the PSU Awards will cease vesting on the date of termination of Continuous Service (as detailed in the following paragraph). In addition, you understand that this grant would not be made to you but for the assumptions and conditions referred to herein; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the PSU Award shall be null and void.

The vesting of the PSU Award is expressly conditioned on your Continuous Service such that, upon termination of Continuous Service for any reason whatsoever, the PSU Award will cease vesting immediately on the date of such termination. This will be the case even if you are considered to be unfairly dismissed without good cause. For clarification purposes, vesting will immediately cease upon termination of Continuous Service, such as in the case of: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, or under Article 10.3 of Royal Decree 1382/1985.

You acknowledge that you have read and specifically accept the vesting schedule set forth in the Platform and the conditions referred to in Section 7 of the PSU Award Agreement.

Securities Law Information. The grant of the PSU Award does not qualify under Spanish regulations as a security. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the PSU Award. The PSU Award Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores and does not constitute a public offering prospectus.

Foreign Asset / Account Reporting Information. To the extent you hold shares of Class A Common Stock or have bank accounts outside of Spain with a value in excess of EUR 50,000 (for each type of asset category) as of December 31, you will be required to report information on such assets on your tax return Form 720 for such year. After such shares of Class A Common Stock or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously reported shares of Class A Common Stock or accounts increases by more than EUR 20,000 (for each type of asset category) as of each subsequent December 31 or if you sell shares of Class A Common Stock or cancel bank accounts that were previously reported. You should consult with your personal tax advisor for further information regarding your foreign asset reporting obligations.

Exchange Control Information. You are required to electronically declare to the Bank of Spain any security accounts (including brokerage accounts held abroad), as well as the securities (including shares of Class A Common Stock acquired under the Plan) held in such accounts if the value of the transactions for all such accounts during the prior year or the balances of such accounts as of December 31 of the prior year exceeds EUR 1 million. Different thresholds and deadlines to file this declaration apply. However, if neither such transactions during the immediately preceding year nor the balances / positions as of December 31 exceed EUR 1 million, no such declaration must be filed unless expressly required by the Bank of Spain. If any of such thresholds were exceeded during the current year, you may be required to file the relevant declaration corresponding to the prior year; however, a summarized form of declaration may be available. You should consult your personal tax or legal advisor for further information regarding your exchange control reporting obligations.

Sweden

Responsibility for Taxes. The following supplements Section 5 of the PSU Award Agreement:

Without limitation to Section 5 of the PSU Award Agreement, by accepting your PSU Award, you authorize the Company to collect any Tax-Related Items from you by withholding shares of Class A Common Stock from the shares of Class A Common Stock issued or otherwise issuable to you in connection with the Award or selling a portion of the shares of Class A Common Stock to be delivered in connection with your Performance Stock Units, regardless of whether the Company and/or the Service Recipient have an obligation to withhold such Tax-Related Items.

Switzerland

Securities Law Information. Your PSU Award offered by the Company is considered a private offering in Switzerland; therefore, such offer is not subject to registration in Switzerland. Neither this document nor any other materials relating to the PSU Award (i) constitutes a prospectus as such term is understood pursuant to articles 35 et. seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an Employee, Director or Consultant of the Company or its Affiliates, and (iii) has been or will be filed with, approved, or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

United Arab Emirates

Securities Law Information. The Plan, the PSU Award Agreement and other incidental materials related to the PSU Award are intended for distribution only to Participants and must not be delivered to, or relied on by, any other person.

The Emirates Securities and Commodities Authority and the Central Bank have no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan, the PSU Award Agreement or any other documents related to the PSU Award nor taken steps to verify the information set out therein, and have no responsibility for such documents.

United Kingdom

UK Sub-Plan. If you are an Employee (including a Director who is an Employee), your PSU Award is granted under, and is subject to the provisions of, the UK Sub-Plan to the Plan.

No Cash Alternative. Notwithstanding any other provision of the Plan or the PSU Award Agreement, the PSU Award may not be settled in cash.

Nature of Grant. The following supplements Section 7 of the PSU Award Agreement:
You waive all rights to compensation or damages in consequence of the termination of your office or employment with the Company or any Affiliate for any reason whatsoever (whether lawful or unlawful and including, without prejudice to the foregoing, in circumstances giving rise to a claim for wrongful dismissal) in so far as those rights arise or may arise from you ceasing to hold or being able to vest your PSU Award, or from the loss or diminution in value of any rights or entitlements in connection with the Plan.

Responsibility for Taxes. The following supplements Section 5 of the PSU Award Agreement:

As a condition of the vesting of your PSU Award, you unconditionally and irrevocably agree:

i.to place the Company in funds and indemnify the Company in respect of (1) all liability to UK income tax which the Company is liable to account for on your behalf directly to HM Revenue & Customs; (2) all liability to national insurance contributions which the Company is liable to account for on your behalf to HM Revenue & Customs (including, to the extent permitted by law, secondary class 1 (employer’s) national insurance contributions for which you are liable and hereby agree to bear); and (3) all liability to national insurance contributions for which the Company is liable and which are formally transferred to you, which arises as a consequence of or in connection with your PSU Award (the “UK Tax Liability”); or

ii.to permit the Company to sell at the best price which it can reasonably obtain such number of shares of Class A Common Stock allocated or allotted to you following vesting as will provide the Company with an amount equal to the UK Tax Liability; and to permit the Company to withhold an amount not exceeding the UK Tax Liability from any payment made to you (including, but not limited to salary); and

iii.if so required by the Company, and, to the extent permitted by law, to enter into a joint election or other arrangements under which the liability for all or part of such employer’s national insurance contributions liability is transferred to you; and

iv.if so required by the Company, to enter into a joint election within Section 431 of (UK) Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) in respect of computing any tax charge on the acquisition of “restricted securities” (as defined in Section 423 and 424 of ITEPA); and

v.to sign, promptly, all documents required by the Company to effect the terms of this provision, and references in this provision to “the Company” shall, if applicable, be construed as also referring to any Affiliate.

Annex 1

Performance Criteria

In addition to the terms set forth in the Grant Notice and the Agreement, the PSUs shall be subject to the terms of this Annex 1. Capitalized terms shall have the meaning ascribed to such terms in the Plan, the Grant Notice or the Agreement, as applicable, unless otherwise defined herein.

1.Performance Vesting Conditions. The PSUs are subject to performance-based vesting conditions during the Performance Period. Subject to your Continuous Service through the end of the Performance Period, the number of Earned PSUs shall be determined as follows:

2.Relative Vesting Schedule. The number of Earned PSUs shall initially be determined based on [•] (as defined below) in accordance with the following schedule:

Achievement Level	[•] Achievement	Earned PSUs as a Percentage of Target
Max	$[•]	200%
Target	$[•]	100%
Threshold	$[•]	50%
Below Threshold	$[•]	0%

For performance outcomes between the percentile ranks set forth above, the percentage of Earned PSUs shall be determined using linear interpolation.

3.[[•] Threshold. Unless [•] (as defined below) exceeds $[•], then notwithstanding the achievement of [·], the percentage of PSUs that are Earned PSUs shall not exceed the target level.]

4.Definitions.
[•]